FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CONDITION (Unaudited)

	As of March 31, 2015	As of December 31, 2014
(in thousands, except par value)
Assets
Cash and due from banks	$144	$126
Deposits with other Federal Home Loan Banks (FHLBanks)	248	140
Securities purchased under agreements to resell	5,250,000	3,000,000
Federal funds sold	2,940,800	4,058,800
Investment securities:
Available-for-sale (AFS) securities (Notes 4 and 5)	15,929,939	7,877,334
Held-to-maturity (HTM) securities (fair values of $0 and $9,167,713)	—	9,110,269
Total investment securities	15,929,939	16,987,603
Advances (Note 6)	8,406,368	10,313,691
Mortgage loans held for portfolio, net (includes $717 and $1,404 of allowance for credit losses) (Notes 7 and 8)	618,475	647,179
Accrued interest receivable	42,970	49,558
Premises, software, and equipment, net	11,235	12,591
Derivative assets, net (Note 9)	49,545	46,254
Other assets	11,723	13,255
Total Assets	$33,261,447	$35,129,197
Liabilities
Deposits	$377,743	$410,773
Consolidated obligations (Note 10):
Discount notes (includes $0 and $499,930 at fair value under fair value option)	14,232,389	14,940,178
Bonds (includes $499,913 and $1,499,971 at fair value under fair value option)	14,948,504	16,850,429
Total consolidated obligations	29,180,893	31,790,607
Mandatorily redeemable capital stock (MRCS) (Note 11)	1,362,688	1,454,473
Accrued interest payable	51,299	51,382
Affordable Housing Program (AHP) payable	21,069	22,479
Derivative liabilities, net (Note 9)	70,791	76,712
Other liabilities	920,282	116,761
Total liabilities	31,984,765	33,923,187
Commitments and contingencies (Note 14)
Capital (Note 11)
Capital stock:
Class B capital stock putable ($100 par value) - issued and outstanding shares: 8,244 and 8,249	824,435	824,887
Class A capital stock putable ($100 par value) - issued and outstanding shares: 314 and 332	31,421	33,196
Total capital stock	855,856	858,083
Retained earnings:
Unrestricted	291,592	283,451
Restricted	65,013	62,924
Total retained earnings	356,605	346,375
Accumulated other comprehensive income (AOCI)	64,221	1,552
Total capital	1,276,682	1,206,010
Total Liabilities and Capital	$33,261,447	$35,129,197

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF INCOME (Unaudited)

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Interest Income
Advances	$16,489	$16,251
Prepayment fees on advances, net	558	21
Interest-bearing deposits	37	7
Securities purchased under agreements to resell	582	228
Federal funds sold	2,187	1,674
AFS securities	21,852	17,035
HTM securities	16,531	22,883
Mortgage loans held for portfolio	8,361	10,264
Total interest income	66,597	68,363
Interest Expense
Consolidated obligations - discount notes	3,471	2,347
Consolidated obligations - bonds	24,964	33,839
Deposits	29	30
Mandatorily redeemable capital stock	383	441
Total interest expense	28,847	36,657
Net Interest Income	37,750	31,706
Less: Provision (benefit) for credit losses	(208)	236
Net Interest Income after Provision (Benefit) for Credit Losses	37,958	31,470
Other Income (Loss)
Net amount of other-than-temporary impairment (OTTI) loss reclassified from AOCI (Note 5)	(51,529)	(3)
Net loss on financial instruments under fair value option (Note 12)	(12)	(90)
Net realized gain on sale of AFS securities	52,321	—
Net gain (loss) on derivatives and hedging activities (Note 9)	1,630	(1,434)
Net realized (loss) gain on early extinguishment of consolidated obligations	(264)	63
Other, net	280	799
Total other income (loss)	2,426	(665)
Other Expense
Operating:
Compensation and benefits	10,858	9,304
Other operating	16,562	8,171
Federal Housing Finance Agency (FHFA)	683	779
Office of Finance	548	595
Other, net	85	39
Total other expense	28,736	18,888
Income before Assessments	11,648	11,917
AHP assessments	1,203	1,236
Net Income	$10,445	$10,681

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Net income	$10,445	$10,681
Other comprehensive income:
Net unrealized gain on AFS securities:
Unrealized gain	62,061	14,980
Reclassification of realized net gain on sale included in net income	(286)	—
Total net unrealized gain on AFS securities	61,775	14,980
Unrealized gain (loss) on OTTI AFS securities:
Non-credit portion of OTTI losses transferred from HTM securities	(10,912)	—
Net change in fair value of OTTI securities	818	30,870
Reclassification of net OTTI loss included in net income	51,529	3
Reclassification of realized net gain on sale included in net income	(52,035)	—
Total unrealized (loss) gain on OTTI AFS securities	(10,600)	30,873
Net non-credit portion of OTTI gain on HTM securities:
Accretion of non-credit portion	547	740
Transfer of non-credit portion from HTM securities to AFS securities	10,912	—
Total net non-credit portion of OTTI gain on HTM securities	11,459	740
Pension benefits	35	5
Total other comprehensive income	62,669	46,598
Comprehensive income	$73,114	$57,279

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CAPITAL (Unaudited)

For the Three Months Ended March 31, 2015 and 2014	Class A Capital Stock *		Class B Capital Stock *		Total Capital Stock *		Retained Earnings			AOCI	Total Capital
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Unrestricted (Note 11)	Restricted (Note 11)	Total
(amounts and shares in thousands)
Balance, December 31, 2013	452	$45,241	8,777	$877,736	9,229	$922,977	$236,204	$50,886	$287,090	$(71,768)	$1,138,299
Proceeds from issuance of capital stock	—	—	41	4,050	41	4,050	—	—	—	—	4,050
Repurchases of capital stock	(21)	(2,127)	(32)	(3,182)	(53)	(5,309)	—	—	—	—	(5,309)
Net shares reclassified to MRCS	(16)	(1,574)	(69)	(6,883)	(85)	(8,457)	—	—	—	—	(8,457)
Cash dividends	—	—	—	—	—	—	(231)	—	(231)	—	(231)
Comprehensive income	—	—	—	—	—	—	8,545	2,136	10,681	46,598	57,279
Balance, March 31, 2014	415	$41,540	8,717	$871,721	9,132	$913,261	$244,518	$53,022	$297,540	$(25,170)	$1,185,631
Balance, December 31, 2014	332	$33,196	8,249	$824,887	8,581	$858,083	$283,451	$62,924	$346,375	$1,552	$1,206,010
Proceeds from issuance of capital stock	—	—	121	12,178	121	12,178	—	—	—	—	12,178
Repurchases of capital stock	(16)	(1,599)	(103)	(10,302)	(119)	(11,901)	—	—	—	—	(11,901)
Net shares reclassified to MRCS	(2)	(176)	(23)	(2,328)	(25)	(2,504)	—	—	—	—	(2,504)
Cash dividends	—	—	—	—	—	—	(215)	—	(215)	—	(215)
Comprehensive income	—	—	—	—	—	—	8,356	2,089	10,445	62,669	73,114
Balance, March 31, 2015	314	$31,421	8,244	$824,435	8,558	$855,856	$291,592	$65,013	$356,605	$64,221	$1,276,682

* Putable

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Operating Activities
Net income	$10,445	$10,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	(5,608)	(5,640)
Net OTTI loss	51,529	3
Net realized gain on sale of AFS securities	(52,321)	—
Net change in fair value adjustments on financial instruments under fair value option	12	90
Net change in derivatives and hedging activities	(9,374)	(7,219)
Net realized loss (gain) on early extinguishment of consolidated obligations	264	(63)
Net realized gain on disposal of premises and equipment	—	(4)
Provision (benefit) for credit losses	(208)	236
Other adjustments	(178)	(82)
Net change in:
Accrued interest receivable	6,654	5,688
Other assets	1,424	2,699
Accrued interest payable	(83)	228
Other liabilities	4,960	(4,468)
Total adjustments	(2,929)	(8,532)
Net cash provided by operating activities	7,516	2,149
Investing Activities
Net change in:
Interest-bearing deposits	(37,289)	9,991
Deposits with other FHLBanks	(108)	(72)
Securities purchased under agreements to resell	(2,250,000)	(1,500,000)
Federal funds sold	1,118,000	(589,900)
Premises, software and equipment	185	(548)
AFS securities:
Proceeds from short-term	239,000	—
Proceeds from long-term	1,831,232	678,144
Purchases of long-term	(367,930)	(336,890)
HTM securities:
Net decrease (increase) in short-term	117,000	(912,051)
Proceeds from long-term	262,646	263,213
Purchases of long-term	(109,687)	(21,511)
Advances:
Principal collected	7,980,972	8,736,310
Made	(6,057,713)	(7,662,959)
Mortgage loans:
Principal collected	28,862	35,878
Net cash provided by (used in) investing activities	2,755,170	(1,300,395)

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CASH FLOWS (Unaudited) (CONTINUED)

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Financing Activities
Net change in:
Deposits	$(33,030)	$21,717
Net payments on derivative contracts with financing elements	(6,991)	(8,190)
Net proceeds from issuance of consolidated obligations:
Discount notes	152,302,524	141,404,112
Bonds	2,168,943	2,398,209
Payments for maturing and retiring consolidated obligations:
Discount notes	(153,011,187)	(140,838,585)
Bonds	(4,088,700)	(3,042,398)
Proceeds from issuance of capital stock	12,178	4,050
Payments for repurchase of MRCS	(94,289)	(94,190)
Payments for repurchase of capital stock	(11,901)	(5,309)
Cash dividends paid	(215)	(231)
Net cash used in financing activities	(2,762,668)	(160,815)
Net change in cash and due from banks	18	(1,459,061)
Cash and due from banks at beginning of the period	126	1,459,261
Cash and due from banks at end of the period	$144	$200
Supplemental Disclosures
Interest paid	$28,930	$36,429
AHP payments, net	$2,613	$955
Transfers of mortgage loans to real estate owned (REO)	$351	$463
Reclassifications of HTM securities to AFS securities	$9,024,822	$—

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
CONDENSED NOTES TO FINANCIAL STATEMENTS

Background Information

These financial statements present the financial position and results of operations of the Federal Home Loan Bank of Seattle (Seattle Bank). The Seattle Bank, a federally chartered corporation and government-sponsored enterprise (GSE), is one of 12 district FHLBanks created by Congress under the authority of the Federal Home Loan Bank Act of 1932, as amended. The FHLBanks serve the public by enhancing the availability of credit for residential mortgages and targeted community development.

Note 1—The Merger

On September 25, 2014, the Federal Home Loan Bank of Des Moines (Des Moines Bank) and the Seattle Bank (together, the Banks) entered into an Agreement and Plan of Merger (Merger Agreement), pursuant to which the Seattle Bank will be merged (Merger) with and into the Des Moines Bank (the post-Merger bank being the Continuing Bank). The Merger Agreement provides that the Seattle Bank members will receive one share of Continuing Bank Class A stock for each share of Seattle Bank Class A stock they own immediately prior to the Merger and one share of Continuing Bank Class B stock for each share of Seattle Bank Class B stock they own immediately prior to the Merger. Pursuant to the Merger, no shares of Seattle Bank capital stock will remain outstanding and all of the Seattle Bank shares will automatically be cancelled.

On December 19, 2014, the FHFA approved the merger application submitted by the Banks in accordance with the Merger Agreement, subject to satisfaction of closing conditions set forth in the FHFA approval letter, including the ratification of the Merger Agreement by members of each bank. On February 27, 2015, the Banks announced that the Merger Agreement had been appropriately ratified by members of each bank. Subject to satisfaction of the remaining closing conditions contained in the Merger Agreement, including FHFA acceptance of the Continuing Bank's organization certificate, the Banks expect the Merger to become effective on May 31, 2015. If the Merger is completed, Seattle Bank members will immediately become members of the Continuing Bank with the rights, preferences, and obligations of a Continuing Bank member.

As part of the preparation for combining our balance sheet with that of the Des Moines Bank, during the first quarter of 2015, we, in consultation with the Des Moines Bank, disposed of our private-label mortgage-backed securities (PLMBS). In connection with such dispositions, we reinvested funds in other highly-rated investments, including agency mortgage-backed securities (MBS). See Note 4 and Note 5 for further information regarding the impact of the above transactions to our financial condition and results of operations.

Note 2—Basis of Presentation and Use of Estimates

Basis of Presentation

These unaudited financial statements and condensed notes should be read in conjunction with the audited financial statements and related notes for the years ended December 31, 2014, 2013, and 2012 included in the 2014 annual report on Form 10-K (2014 10-K) of the Seattle Bank. These unaudited financial statements and condensed notes have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and Article 10 of the Securities and Exchange Commission's (SEC) Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for the fair statement of the financial condition, operating results, and cash flows for the interim periods have been included. Our financial condition as of March 31, 2015 and the operating results for the three months ended March 31, 2015 are not necessarily indicative of the condition or results that may be expected as of or for the year ending December 31, 2015.

We have evaluated subsequent events for potential recognition or disclosure through the filing date of this report on Form 10-Q.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make subjective assumptions and estimates that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of income and expense.

Note 3—Recently Issued or Adopted Accounting Guidance

Simplifying the Presentation of Debt Issuance Costs

On April 7, 2015, the Financial Accounting Standards Board (FASB) issued guidance to simplify the presentation of debt issuance costs. This guidance requires a reclassification on the statement of condition of debt issuance costs related to a recognized debt liability from other assets to a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This guidance becomes effective for the interim and annual periods beginning after December 15, 2015, and early adoption is permitted for the financial statements that have not been previously issued. The period-specific effects as a result of applying this guidance are required to be adjusted retrospectively to each individual period presented on the statement of condition. We are in the process of evaluating this guidance and its effect on the our financial condition, results of operations, and cash flows.

Amendments to the Consolidation Analysis

On February 18, 2015, the FASB issued an amendment intended to enhance consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (e.g., collateralized debt obligations, collateralized loan obligations, and MBS transactions). The new guidance primarily focuses on the following:

•
Placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met.

•	Reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (VIE).

•	Changing consolidation conclusions for entities in several industries that typically make use of limited partnerships or VIEs.

This guidance becomes effective for the interim and annual reporting periods beginning after December 15, 2015, and early adoption is permitted, including adoption in an interim period. We are in the process of evaluating this guidance, but its effect on our financial condition, results of operations, and cash flows is not expected to be material.

Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure

On August 8, 2014, the FASB issued amended guidance relating to the classification and measurement of certain government-guaranteed mortgage loans upon foreclosure. The amendments in this guidance require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if certain conditions are met. This guidance became effective for the interim and annual periods beginning on January 1, 2015, and was adopted prospectively. However, the adoption of this guidance did not have a material effect on our financial condition, results of operations, or cash flows.

Transfers and Servicing—Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosure

On June 12, 2014, the FASB issued amended guidance for repurchase-to-maturity transactions and repurchase financing arrangements and requires enhanced disclosures about repurchase agreements and similar transactions. The new standard eliminates sale accounting treatment for repurchase-to-maturity transactions, which now must be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, the guidance requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty (a repurchase financing), which will also result in secured borrowing accounting for the repurchase agreement. This guidance also requires a transferor to disclose additional information about certain transactions, including those in which it retains substantially all of the exposure to the economic returns of the underlying transferred asset over the transaction’s term. This guidance became effective for the interim and annual periods beginning on January 1, 2015, and was adopted prospectively by the Seattle Bank. However, the adoption of this guidance did not have a material effect on our financial condition, results of operations, or cash flows.

Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure

On January 17, 2014, the FASB issued guidance clarifying when consumer mortgage loans collateralized by real estate should be reclassified to REO. Specifically, such collateralized mortgage loans should be reclassified to REO when either: (1) the creditor obtains legal title to the residential real estate upon completion of a foreclosure; or (2) the borrower conveys all interest in the residential real estate to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This guidance became effective for interim and annual periods beginning on January 1, 2015, and was adopted prospectively by the Seattle Bank. However, the adoption of this guidance did not have a material effect on our financial condition, results of operations, or cash flows.

Framework for Adversely Classifying Certain Assets

On April 9, 2012, the FHFA issued an advisory bulletin (AB), AB 2012-02, that establishes a standard and uniform methodology for classifying loans, REO, and certain other assets (excluding investment securities), and prescribes the timing of asset charge-offs based on these classifications. This guidance is generally consistent with the Uniform Retail Credit Classification and Account Management Policy issued by the federal banking regulators in June 2000. The adverse classification requirements were implemented on January 1, 2014, and, in accordance with AB 2013-02 issued on May 13, 2013, the charge-off requirements of AB 2012-02 were implemented January 1, 2015 by the Seattle Bank. However, the adoption of these requirements did not have a material effect on our financial condition, results of operations, or cash flows. See Note 8 for more information on the financial statement impact of our adoption of the charge-off provisions of AB 2012-02.

Note 4—AFS Securities

Major Security Types

In connection with the Merger, during March 2015, we formalized the decision to dispose of our PLMBS. As a result, we determined that we no longer had both the ability and the intent to hold all of our securities classified as HTM to maturity, and we reclassified our HTM securities to AFS securities at fair value on the date of reclassification. See Note 5 for further information regarding the fair value of securities on the date of reclassification. The following tables summarize our AFS securities as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015
	Amortized Cost Basis (1)	OTTI Charges Recognized in AOCI	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(in thousands)
Non-MBS:
Other U.S. agency obligations (2)	$4,304,683	$—	$6,027	$(11,396)	$4,299,314
GSE obligations (3)	2,297,779	—	14,676	(6,742)	2,305,713
State or local housing agency obligations (4)	2,002,315	—	3,968	(2,138)	2,004,145
Total non-MBS	8,604,777	—	24,671	(20,276)	8,609,172
MBS:
Other U.S. agency single-family MBS (2)	72,055	—	179	—	72,234
GSE single-family MBS (3)	4,625,846	—	62,535	(864)	4,687,517
GSE multifamily MBS (3)	2,561,660	—	1,153	(1,797)	2,561,016
Total MBS	7,259,561	—	63,867	(2,661)	7,320,767
Total	$15,864,338	$—	$88,538	$(22,937)	$15,929,939

	As of December 31, 2014
	Amortized Cost Basis (1)	OTTI Charges Recognized in AOCI	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(in thousands)
Non-MBS:
Other U.S. agency obligations (2)	$4,359,947	$—	$4,066	$(10,693)	$4,353,320
GSE obligations (3)	2,271,101	—	11,946	(1,493)	2,281,554
Total non-MBS	6,631,048	—	16,012	(12,186)	6,634,874
MBS:
Residential PLMBS (5)	1,231,860	(35,109)	45,709	—	1,242,460
Total	$7,862,908	$(35,109)	$61,721	$(12,186)	$7,877,334

(1)	Includes unpaid principal balance, accretable discounts and unamortized premiums, fair value hedge accounting adjustments, and OTTI charges recognized in earnings.

(2)
Consists of obligations or securities issued by one or more of the following: Government National Mortgage Association, U.S. Agency for International Development, Small Business Administration, Private Export Funding Corporation, and Export-Import Bank of the U.S.

(3)
Consists of obligations or securities issued by one or more of the following: Federal Farm Credit Bank, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association (Fannie Mae), and Tennessee Valley Authority.

(4)	Includes $140.0 million of unsecured housing obligations.

(5)
Amounts reported in "Gross Unrealized Gains" for Residential PLMBS represent net unrealized gains in fair value of previously other-than-temporarily impaired AFS securities above the amount of impairment losses recorded and are included in "Unrealized Gain (Loss) on OTTI AFS Securities" in Note 11.

Unrealized Losses on AFS Securities

The following tables summarize our AFS securities in an unrealized loss position as of March 31, 2015 and December 31, 2014, aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	As of March 31, 2015
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(in thousands)
Non-MBS:
Other U.S. agency obligations	$1,596,314	$(7,961)	$1,293,894	$(3,435)	$2,890,208	$(11,396)
GSE obligations	458,724	(6,742)	—	—	458,724	(6,742)
State or local housing agency obligations	165,243	(177)	250,329	(1,961)	415,572	(2,138)
Total non-MBS	2,220,281	(14,880)	1,544,223	(5,396)	3,764,504	(20,276)
MBS:
GSE single-family MBS	153,880	(117)	383,960	(747)	537,840	(864)
GSE multifamily MBS	1,158,608	(1,705)	17,418	(92)	1,176,026	(1,797)
Total MBS	1,312,488	(1,822)	401,378	(839)	1,713,866	(2,661)
Total	$3,532,769	$(16,702)	$1,945,601	$(6,235)	$5,478,370	$(22,937)

	As of December 31, 2014
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(in thousands)
Non-MBS:
Other U.S. agency obligations	$2,140,887	$(9,700)	$739,667	$(993)	$2,880,554	$(10,693)
GSE obligations	555,755	(1,493)	—	—	555,755	(1,493)
Total non-MBS	2,696,642	(11,193)	739,667	(993)	3,436,309	(12,186)
MBS:
Residential PLMBS *	103,454	(1,277)	444,356	(33,832)	547,810	(35,109)
Total	$2,800,096	$(12,470)	$1,184,023	$(34,825)	$3,984,119	$(47,295)
*     Includes investments for which a portion of OTTI has been recognized in AOCI.

Redemption Terms

The amortized cost basis and fair value, as applicable, of non-MBS AFS securities by remaining contractual maturity as of March 31, 2015 and December 31, 2014 are shown below. Expected maturities of some securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees. MBS are not presented by contractual maturity because their expected maturities will likely differ from contractual maturities due to call or prepayment rights.

	As of March 31, 2015		As of December 31, 2014
	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
(in thousands)
Non-MBS:
Due in one year or less	$194,165	$194,194	$170,136	$170,176
Due after one year through five years	1,363,621	1,366,611	1,142,883	1,142,558
Due after five years through 10 years	3,691,742	3,696,491	3,164,162	3,169,375
Due after 10 years	3,355,249	3,351,876	2,153,867	2,152,765
Total non-MBS	8,604,777	8,609,172	6,631,048	6,634,874
Total MBS	7,259,561	7,320,767	1,231,860	1,242,460
Total	$15,864,338	$15,929,939	$7,862,908	$7,877,334

Interest-Rate Payment Terms

The following table summarizes the amortized cost of our AFS securities by interest-rate payment terms as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Non-MBS:
Fixed	$4,239,448	$4,159,932
Variable	4,365,329	2,471,116
Total non-MBS	8,604,777	6,631,048
MBS:
Fixed	1,187,335	—
Variable	6,072,226	1,231,860
Total MBS	7,259,561	1,231,860
Total	$15,864,338	$7,862,908

Proceeds from and Net Gain on Sales of AFS Securities

During the three months ended March 31, 2015, we sold our PLMBS portfolio for total proceeds of $1.6 billion, which resulted in a net realized gain of $52.3 million. This amount is included under the caption net realized gain on sale of AFS securities in our statements of income. This gain is offset by $51.5 million of OTTI losses we recorded during the three months ended March 31, 2015 under the caption net amount of other-than-temporary impairment (OTTI) loss reclassified from AOCI. Both the net realized gain on sale and the OTTI loss are included in other income (loss) in our statements of income for the three months ended March 31, 2015, resulting in a net gain of $792,000. We sold no AFS securities during the three months ended March 31, 2014. See Note 5 for additional information regarding the reclassification of HTM securities to AFS securities and our assessment of OTTI during the period.

Note 5—Investment Classification and Assessment for OTTI

Reclassification of HTM Securities to AFS Securities

In connection with the Merger, during March 2015, we formalized the decision to dispose of our PLMBS. As a result, we determined that we no longer had both the ability and the intent to hold all of our securities classified as HTM to maturity, and we reclassified our HTM securities to AFS securities at fair value on the date of reclassification. The following table summarizes the HTM securities reclassified to AFS securities during the three months ended March 31, 2015. See Note 4 for further information regarding the resulting AFS portfolio as of March 31, 2015.

	For the Three Months Ended March 31, 2015
	Amortized Cost	OTTI Charges Recognized in AOCI (1)	Carrying Value	Net Unrecognized Holding Gains (Losses)(2)	Fair Value
(in thousands)
Non-MBS
Certificates of deposit	$239,000	$—	$239,000	$3	$239,003
Other U.S. agency obligations	15,615	—	15,615	134	15,749
State or local housing obligations	2,002,315	—	2,002,315	1,332	2,003,647
Total non-MBS	2,256,930	—	2,256,930	1,469	2,258,399
MBS:
Other U.S. agency single-family MBS	74,699	—	74,699	192	74,891
GSE single-family MBS	4,467,094	—	4,467,094	57,216	4,524,310
GSE multifamily MBS	1,896,685	—	1,896,685	(654)	1,896,031
PLMBS	340,326	(10,912)	329,414	(5,946)	323,468
Total MBS	6,778,804	(10,912)	6,767,892	50,808	6,818,700
Total	$9,035,734	$(10,912)	$9,024,822	$52,277	$9,077,099

(1)     HTM OTTI charges recognized in AOCI were transferred to AFS OTTI charges recognized in AOCI.

(2)	Gross unrecognized holding gains and losses were recorded as gross unrealized gains or losses in AOCI upon the reclassification of these securities from HTM to AFS.

Credit Risk

Our MBS investments have consisted of agency-guaranteed securities and senior tranches of privately issued prime and Alt-A MBS, collateralized by single- and multi-family residential mortgage loans, including hybrid adjustable-rate mortgages (ARMs) and option ARMs.

Assessment for OTTI

We evaluate each of our investments in an unrealized loss position for OTTI on a quarterly basis or when certain changes in circumstances occur. As part of this process, we consider (1) whether we intend to sell each such investment security and (2) whether it is more likely than not that we would be required to sell such security before the anticipated recovery of its amortized cost basis. If either of these conditions is met, we recognize an OTTI charge in earnings equal to the entire difference between the security's amortized cost and its fair value as of the statement of condition date.

PLMBS

During March 2015, and in connection with the Merger, we determined that we intended to sell all of our PLMBS, and accordingly, for PLMBS whose fair value was less than their amortized cost, we recognized an OTTI loss in earnings equal to the difference between these securities' amortized costs and their fair values as of the date we changed our intent. The following table summarizes the total amount of OTTI losses recorded during the three months ended March 31, 2015.

For the Three Months Ended March 31, 2015
(in thousands)
PLMBS previously classified as AFS
OTTI charges recognized in AOCI	$34,385
PLMBS reclassified from HTM to AFS
Non-credit portion of OTTI losses recognized in AOCI	10,912
Change in fair value of OTTI securities recognized in OCI on date of reclassification	(6,844)
Gross unrealized losses recognized in AOCI	13,076
Total amount of OTTI reclassified from AOCI to earnings	$51,529

During the three months ended March 31, 2015, we sold our PLMBS, which resulted in a net realized gain of $52.3 million. Both the net realized gain on sale and the OTTI losses are included in other income (loss) in our statements of income for the three months ended March 31, 2015, resulting in a net gain of $792,000.

In addition, as a result of the sale of our PLMBS, as of March 31, 2015, we no longer had credit losses on investment securities held for which a portion of OTTI losses were recognized in AOCI. As of December 31, 2014, $373.7 million net OTTI credit losses had been recognized in earnings on our PLMBS and during the three months ended March 31, 2015, $5.8 million net OTTI credit losses were accreted to net interest income resulting from significant improvements in expected cash flows.

See Note 4 for further information regarding proceeds from and net gain on sale of AFS securities.

All Other Securities

Certain of our remaining investment securities have experienced unrealized losses and decreases in fair value primarily due to illiquidity in the marketplace and interest-rate volatility in the U.S. mortgage and credit markets. Based on current information, we determined that, for these investments, the underlying collateral or the strength of the issuers' guarantees through direct obligations or U.S. government support is currently sufficient to protect us from losses. Further, as of March 31, 2015, the declines are considered temporary as we expect to recover the entire amortized cost basis of the remaining securities in unrealized loss positions and neither intend to sell these securities nor consider it is more likely than not that we will be required to sell them prior to the anticipated recovery of their amortized cost basis. As a result, we do not consider any of our other investments to be other-than-temporarily impaired as of March 31, 2015.

Note 6—Advances

Redemption Terms

We offer a wide range of fixed and variable interest-rate advance products with different maturities, interest rates, payment terms, and optionality. Fixed interest-rate advances generally have maturities ranging from one day to 30 years. Variable interest-rate advances generally have maturities ranging from one to 10 years, where the interest rates reset periodically at a fixed spread to the London Interbank Offered Rate (LIBOR).

The following table summarizes the par value and weighted-average interest rates of our advances outstanding as of March 31, 2015 and December 31, 2014 by remaining term-to-maturity.

	As of March 31, 2015		As of December 31, 2014
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
(in thousands, except interest rates)
Due in one year or less	$3,575,403	0.56	$3,722,410	0.46
Due after one year through two years	1,256,543	2.33	2,936,039	1.09
Due after two years through three years	1,118,987	3.27	1,141,114	3.21
Due after three years through four years	586,169	1.95	788,648	2.26
Due after four years through five years	532,538	2.06	451,505	2.10
Thereafter	1,229,939	2.97	1,183,122	3.00
Total par value	8,299,579	1.74	10,222,838	1.45
Commitment fees	(309)		(320)
Premium	6,252		6,586
Discount	(4,603)		(5,052)
Hedging adjustments	105,449		89,639
Total	$8,406,368		$10,313,691

We offer fixed-rate callable advances to members that may be prepaid on specified dates without incurring prepayment or termination fees (e.g., returnable or prepayable advances). As of March 31, 2015 and December 31, 2014, we had $15.8 million of callable advances. In exchange for receiving the right to call the advance on a predetermined call schedule, the member pays a higher fixed rate for the advance relative to an equivalent maturity non-callable, fixed-rate advance. If the call option is exercised, replacement funding may be available. We also offer choice advances on which the interest-rate resets at specified intervals based on a spread to our short-term cost of funds and which may be prepaid at any repricing date without incurring a prepayment fee. As of March 31, 2015, we had no choice advances outstanding. We had $125.0 million of choice advances as of December 31, 2014.

Other advances, including symmetrical prepayment advances, may only be prepaid subject to a fee sufficient to make us economically indifferent to a borrower's decision to prepay an advance or maintain the advance until contractual maturity. In the case of our standard advance products, the fee cannot be less than zero; however, the symmetrical prepayment advance removes this floor, resulting in a potential payment to the borrower under certain circumstances. Symmetrical prepayment advances outstanding as of March 31, 2015 and December 31, 2014 totaled $552.7 million and $554.1 million.

We also offer convertible and putable advances. Convertible advances allow us to convert the advance from variable to fixed interest rate on a pre-determined date after the lock-out period. The fixed interest rate on a convertible advance is determined at origination. In addition, after the conversion date, the convertible advance is putable on specific dates throughout the remaining term. We had no convertible advances outstanding that had not converted to fixed interest rates as of March 31, 2015 and December 31, 2014.

With a putable advance, we effectively purchase a put option from the member that allows us the right to put or extinguish the advance at par on predetermined exercise dates and at our discretion. We would typically exercise our right to terminate a putable advance when interest rates increase sufficiently above the interest rate that existed when the putable advance was issued. The borrower may then apply for a new advance at the prevailing market interest rate. We had putable advances outstanding of $853.5 million and $881.0 million as of March 31, 2015 and December 31, 2014.

The following table summarizes the par value of our advances by year of remaining contractual maturity or next put date as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Due in one year or less	$4,288,919	$4,510,926
Due after one year through two years (1)	925,527	2,567,023
Due after two years through three years (2)	876,487	876,614
Due after three years through four years	576,169	763,648
Due after four years through five years	532,538	451,505
Thereafter	1,099,939	1,053,122
Total par value	$8,299,579	$10,222,838
(1) As of March 31, 2015, includes fixed-rate callable advances of $10.8 million with next call date of April 1, 2015.
(2) As of March 31, 2015, includes fixed-rate callable advances of $5.0 million with next call date of December 1, 2015.

The following table summarizes the par value of our advances by interest-rate payment terms as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Fixed:
Due in one year or less	$1,857,393	$1,761,526
Due after one year	4,724,176	4,875,428
Total fixed	6,581,569	6,636,954
Variable:
Due in one year or less	1,718,010	1,960,884
Due after one year	—	1,625,000
Total variable	1,718,010	3,585,884
Total par value	$8,299,579	$10,222,838

Credit Risk Exposure and Security Terms

Our potential credit risk from advances is concentrated in commercial banks and thrifts. The par value of our top five borrowers was $5.3 billion and $6.8 billion as of March 31, 2015 and December 31, 2014, which represented 63.4% and 66.4% of total advances outstanding at March 31, 2015 and December 31, 2014.

In April 2013, as a result of a corporate restructuring, Bank of America Oregon, N.A., our then largest borrower, merged into its parent, Bank of America, N.A. (BANA). At that time, Bank of America Oregon, N.A.'s membership in the Seattle Bank was terminated and all outstanding advances and capital stock were assumed by BANA, a nonmember financial institution. As a result, BANA's outstanding advances will eventually decline to zero as the advances mature. During the first quarter of 2015, $1.5 billion of BANA advances matured and approximately 96% of the entity's remaining $1.6 billion of outstanding advances as of March 31, 2015 will mature in 2016.

We expect that the concentration of advances with our largest borrowers will remain significant for the foreseeable future. For information on our credit risk on advances and allowance for credit losses, see Note 8.

Prepayment Fees

We record prepayment fees received from members on prepaid advances net of fair value basis adjustments related to hedging activities, unamortized premiums, deferred fees, and other adjustments on those advances where prepaid advances were deemed extinguished. The net amount of prepayment fees is reflected as interest income in our statements of income.

The following table presents our gross prepayment fees, adjustments, net prepayment fees, and the amount of advance principal prepaid for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Gross prepayment fees	$539	$80
Adjustments	19	(59)
Net prepayment fees	$558	$21
Advance principal prepaid	$136,510	$9,343

Note 7—Mortgage Loans

Mortgage Loans Held for Portfolio

We historically purchased single-family mortgage loans originated or acquired by participating members (i.e., participating financial institutions, or PFIs) in our Mortgage Purchase Program (MPP); we have not purchased any mortgage loans since 2006 and have not sold any mortgage loans since 2011. These mortgage loans are guaranteed or insured by federal agencies or credit-enhanced by the PFI. We have no current plans to sell the remaining mortgage loans held for portfolio.

The following tables summarize our mortgage loans held for portfolio as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Real Estate:
Fixed interest-rate, medium-term*, single-family	$20,720	$23,254
Fixed interest-rate, long-term, single-family	598,923	625,784
Total unpaid principal balance	619,643	649,038
Premiums	2,806	2,997
Discounts	(3,243)	(3,438)
Deferred loan costs, net	(14)	(14)
Mortgage loans held for portfolio before allowance for credit losses	619,192	648,583
Less: Allowance for credit losses on mortgage loans	(717)	(1,404)
Total mortgage loans held for portfolio, net	$618,475	$647,179

*	Medium-term is defined as a term of 15 years or less.

	As of	As of
Unpaid Principal Balance of Mortgage Loans Held for Portfolio	March 31, 2015	December 31, 2014
(in thousands)
Government-guaranteed/insured	$59,614	$62,170
Conventional	560,029	586,868
Total unpaid principal balance	$619,643	$649,038

As of March 31, 2015 and December 31, 2014, approximately 77% of our outstanding mortgage loans had been purchased from our former member, Washington Mutual Bank, F.S.B. (which was acquired by JPMorgan Chase Bank, N.A., a nonmember).

Note 8—Allowance for Credit Losses

We have established a credit-loss allowance methodology for each of our asset portfolios: credit products, which include our advances, letters of credit, and other products; mortgage loans held for portfolio, including government-guaranteed and conventional mortgage loans; securities purchased under agreements to resell; and federal funds sold. See Note 9 "Part II. Item 8. Financial Statements and Supplementary Data—Audited Financial Statements—Notes to Financial Statements" in our 2014 10-K for a description of our allowance methodologies for each portfolio.

Credit Products

We consider the payment status, collateral types and concentrations, and our borrowers' financial condition to be primary indicators of credit quality for our credit products. As of March 31, 2015 and December 31, 2014, we had rights to collateral on a borrower-by-borrower basis with a value in excess of our outstanding extensions of credit. As of March 31, 2015 and December 31, 2014, we had no credit products that were past due, on nonaccrual status, or considered impaired.

Based upon the collateral held as security, our credit extension and collateral policies, our credit analysis, and the repayment history on credit products, we have not incurred any credit losses on credit products outstanding as of March 31, 2015 and December 31, 2014. Accordingly, we have not recorded any allowance for credit losses for this asset portfolio. In addition, as of March 31, 2015 and December 31, 2014, no liability was recorded to reflect an allowance for credit losses for credit exposures not recorded on the statements of condition. For additional information on credit exposure on unrecorded commitments, see Note 14.

Mortgage Loans Held for Portfolio

Government-Guaranteed

Government-guaranteed mortgage loans are mortgage loans insured or guaranteed by the Federal Housing Administration (FHA) and any losses from such loans are expected to be recovered from this entity. Any losses from such loans that are not recovered from this entity are absorbed by the mortgage servicers. Therefore, we record no allowance for credit losses on government-guaranteed mortgage loans. Furthermore, due to the FHA's guarantee, these mortgage loans are also not placed on nonaccrual status.

Conventional

We evaluate our conventional mortgage loans held for portfolio for credit losses by: (1) collectively evaluating homogeneous pools of residential mortgage loans; and (2) individually evaluating mortgage loans that meet certain criteria.

Allowance for Credit Losses on Mortgage Loans Held for Portfolio

Our credit risk analysis of conventional loans evaluated collectively for impairment and determination of allowance for credit losses considers loan pool specific attribute data, applies estimated loss severities, and factors in the credit enhancements to determine our best estimate of probable incurred losses for our allowance for credit losses. Specifically, the determination of the allowance generally factors in the presence of primary mortgage insurance (PMI) and lender risk account (LRA) funds. Incurred losses that would be recovered from the credit enhancements are not reserved as part of our allowance for loan losses. In such cases, a receivable is generally established to reflect the expected recovery from credit enhancements. Because we purchased most of our conventional mortgage loans prior to 2004, the LRA balances were almost fully distributed as of March 31, 2015. Once the LRA balance is exhausted, our mortgages will have no LRA coverage and our credit exposure will be reflected accordingly in our quarterly allowance for credit loss evaluations.

The following table presents a rollforward of the allowance for credit losses on our collectively evaluated conventional mortgage loans held for portfolio as of and for the three months ended March 31, 2015 and 2014, as well as the recorded investment in mortgage loans by impairment methodology as of March 31, 2015 and 2014.

	As of and For the Three Months Ended March 31,
	2015	2014
(in thousands)
Balance, beginning of period	$1,404	$934
Charge-offs (1)	(479)	(29)
Provision (benefit) for credit losses	(208)	236
Balance, end of period - collectively evaluated for impairment	$717	$1,141
Recorded investments of mortgage loans, end of period (2):
Individually evaluated for impairment	$31,651	$14,262
Collectively evaluated for impairment	$530,098	$678,311

(1)
For the three months ended March 31, 2015, comprised of charge-offs from individually evaluated impaired mortgage loans due to the adoption of the charge-off requirements under AB 2012-02 beginning January 1, 2015.

(2)
Includes the unpaid principal balance of the mortgage loans, adjusted for accrued interest, unamortized premiums or discounts, and direct write-downs. The recorded investment excludes any valuation allowance.

As a result of our March 31, 2015 analysis, we determined that the credit enhancement provided by our members in the form of the LRA and our previously recorded allowance for credit losses was in excess of the amount required to absorb the expected credit losses on our mortgage loan portfolio. Accordingly, we recorded a benefit for credit losses of $208,000 for the three months ended March 31, 2015. We recorded a provision for credit losses of $236,000 for the three months ended March 31, 2014.

In addition to PMI and LRA, we formerly maintained supplemental mortgage insurance (SMI) to cover losses on our conventional mortgage loans over and above the losses covered by the LRA in order to achieve the minimum level of portfolio credit protection required by regulation. Under FHFA regulation, SMI from an insurance provider rated "AA" or equivalent by a nationally recognized statistical rating organization must be obtained, unless this requirement is waived by the regulator. In 2008, because the credit rating on our SMI provider was lowered from "AA-" to "A," we cancelled our SMI policies. As of March 31, 2015, while we have determined that the LRA and our previously recorded allowance for credit losses were in excess of the amount required to absorb the expected credit losses on our mortgage loan portfolio, we remain in technical violation of the regulatory requirement to provide SMI on our MPP conventional mortgage loans.

Credit Quality Indicators

Key credit quality indicators for mortgage loans include the migration of past-due loans, nonaccrual loans, loans in process of foreclosure, and impaired loans. The table below summarizes our key credit quality indicators for mortgage loans held for portfolio as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015			As of December 31, 2014
Recorded Investment (1) in Delinquent Mortgage Loans	Conventional	Government-Guaranteed	Total	Conventional	Government-Guaranteed	Total
(in thousands, except percentages)
Mortgage loans:
Past due 30-59 days delinquent and not in foreclosure	$14,537	$5,938	$20,475	$18,508	$7,818	$26,326
Past due 60-89 days delinquent and not in foreclosure	7,225	2,308	9,533	5,687	2,831	8,518
Past due 90 days or more delinquent (2)	23,291	6,066	29,357	25,960	6,772	32,732
Total past due	45,053	14,312	59,365	50,155	17,421	67,576
Total current loans	516,696	45,891	562,587	538,534	45,363	583,897
Total mortgage loans	$561,749	$60,203	$621,952	$588,689	$62,784	$651,473
Accrued interest - mortgage loans	$2,481	$279	$2,760	$2,599	$291	$2,890
Other delinquency statistics:
In process of foreclosure included above (2) (3)	$18,687	none	$18,687	$18,762	none	$18,762
Serious delinquency rate (4)	4.1%	10.1%	4.7%	4.4%	10.8%	5.0%
Past due 90 days or more still accruing interest	$—	$6,066	$6,066	$—	$6,772	$6,772
Loans in non-accrual status (5)	$23,291	none	$23,291	$25,960	none	$25,960
REO(6)	$1,410	none	$1,410	$1,279	none	$1,279

(1)
Includes the unpaid principal balance of the mortgage loans, adjusted for accrued interest, unamortized premiums or discounts, and direct writedowns. The recorded investment excludes any valuation allowance.

(2)
Conventional mortgage loans includes loans classified as troubled debt restructurings (TDRs). As of March 31, 2015 and December 31, 2014, $6.0 million of the $18.3 million and $6.7 million of the $17.9 million recorded investment in TDRs was 90 days or more past due and in the process of foreclosure.

(3)	Includes mortgage loans where the decision of foreclosure has been reported.

(4)	Mortgage loans that are 90 days or more past due or in the process of foreclosure, expressed as a percentage of the unpaid principal balance of the total mortgage loan portfolio class.

(5)	Generally represents mortgage loans with contractual principal or interest payments 90 days or more past due and not accruing interest.

(6)	Reflected at carrying value.

Individually Evaluated Mortgage Loans

We individually evaluate our TDRs and certain other mortgage loans for impairment when determining our allowance for credit losses and typically remove the credit loss amount from the general allowance for credit losses and record it as a reduction to the mortgage loan carrying value.

TDRs

A TDR is considered to have occurred when a concession is granted to a borrower for economic or legal reasons related to the borrower's financial difficulties and that concession would not have been considered otherwise. We have granted a concession when we do not expect to collect all amounts due to us under the original contract as a result of the restructuring. Our TDR loans resulting from modification of terms primarily involve loans where an agreement permits the recapitalization of past-due amounts up to the original loan amount. Under this type of modification, no other terms of the original loan are modified, including the borrower's original interest rate and contractual maturity. Loans that are discharged in Chapter 7 bankruptcy and have not been reaffirmed by the borrowers are also considered to be TDRs, except in cases where all contractual amounts due are still expected to be collected as a result of government guarantees.

Credit losses in these cases are measured by factoring in expected cash shortfalls incurred as of the reporting date and the economic loss attributable to delaying the original contractual principal and interest due dates. As of March 31, 2015 and
December 31, 2014, the recorded investment balances of mortgage loans classified as TDRs were $18.3 million and $17.9 million. The financial amounts related to TDRs are not material to our financial condition, results of operations, or cash flows.

Other Individually Evaluated Mortgage Loans

In compliance with AB 2013-02, beginning January 1, 2015, we implemented the charge-off provisions required under AB 2012-02. Under this guidance, we individually evaluate mortgage loans and write them down to their collateral value less cost to sell if impairment is present. The associated charge-off is generally recorded no later than the end of the month in which the loan becomes 180 days past due, unless we determine that repayment is likely to occur. As of March 31, 2015, the recorded investment balances and unpaid principal balances of individually evaluated mortgage loans (other than TDRs) under AB 2012-02 were $13.3 million.

Loans evaluated for impairment under AB 2012-02 were previously assessed for potential losses as part of our estimation process for the general allowance for credit losses. The initial charge-off of an impaired loan under AB 2012-02 is made against the carrying value of the mortgage loan and recorded against the previously recorded general allowance for credit losses. Subsequent charge-offs of those loans are recorded directly in other income (loss) in our statements of income. For the three months ended March 31, 2015, we recorded $531,000 of charge-offs against the carrying values of our mortgage loans, of which $479,000 was recorded against our general allowance for credit losses and $52,000 was recorded directly in other income (loss) in our statements of income.

The following table presents our average recorded investment balances and related interest income recognized on our individually evaluated mortgage loans with no related allowance for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015		2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
(in thousands)
Conventional mortgage loans	$19,606	$149	$13,417	$68

REO

We had $1.4 million and $1.3 million of REO recorded in other assets on our statements of condition as of March 31, 2015 and December 31, 2014.

Federal Funds Sold and Securities Purchased Under Agreements to Resell

These investments are generally short-term (primarily overnight), and the recorded balance approximates fair value. We invest in federal funds with counterparties that are considered to be of investment quality by the Seattle Bank, and these investments are only evaluated for purposes of an allowance for credit losses if the investment is not paid when due. All investments in federal funds as of March 31, 2015 and December 31, 2014 were repaid or are expected to be repaid according to the contractual terms. Securities purchased under agreements to resell are considered collateralized financing arrangements and effectively represent short-term loans with counterparties that are considered to be of investment quality by the Seattle Bank. If an agreement to resell is deemed to be impaired, the difference between the fair value of the collateral and the amortized cost of the agreement is charged to earnings. Based upon the collateral held as security, we determined that no allowance for credit losses was required for the securities purchased under agreements to resell as of March 31, 2015 and December 31, 2014.

Note 9—Derivatives and Hedging Activities

Nature of Business Activity

We are exposed to interest-rate risk primarily from the effect of interest-rate changes on our interest-earning assets and the funding sources that finance these assets. Consistent with FHFA regulation, we enter into interest-rate exchange agreements (derivatives) to manage the interest-rate exposures inherent in otherwise unhedged asset and funding positions, to achieve our risk-management objectives, and to reduce our cost of funds. We generally use interest-rate swaps, options, swaptions, and interest-rate caps and floors in our interest-rate risk management. For more information on the types of derivatives we use, see Note 10 in "Part II. Item 8. Financial Statements and Supplementary Data—Audited Financial Statements—Notes to Financial Statements" in our 2014 10-K. To mitigate the risk of loss, we monitor the risk to our interest income, net interest margin, and average maturity of interest-earning assets and interest-bearing liabilities. FHFA regulations and our risk management policy prohibit the speculative use of derivatives and limit credit risk arising from these instruments. The use of derivatives is an integral part of our financial and risk management strategy.

We generally use derivatives to:

•	Reduce funding costs by combining a derivative with a consolidated obligation, as the cost of a combined funding structure can be lower than the cost of a comparable consolidated obligation;

•	Reduce the interest-rate sensitivity and repricing gaps of assets and liabilities;

•
Preserve the interest-rate spread between the yield of an asset (e.g., an advance) and the cost of the related liability (e.g., the consolidated obligation used to fund the advance). Without the use of derivatives, this interest-rate spread could be reduced or eliminated when a change in the interest rate on the advance does not match a change in the interest rate on the consolidated obligation;

•	Mitigate the adverse earnings effects of the shortening or extension of expected lives of certain assets (e.g., mortgage-related assets) and liabilities;

•	Protect the value of existing asset or liability positions;

•	Manage embedded options in assets and liabilities; and

•	Enhance our overall asset/liability management.

Application of Derivatives

We use derivatives in the following ways: (1) by designating them as a fair value hedge of an associated financial instrument or firm commitment or (2) in asset/liability management as an economic or offsetting hedge. Economic hedges are primarily used to manage mismatches between the coupon features of our assets and liabilities. For example, we may use derivatives to adjust the interest-rate sensitivity of consolidated obligations to approximate more closely the interest-rate sensitivity of our assets or to adjust the interest-rate sensitivity of advances, investments, or mortgages to approximate more closely the interest-rate sensitivity of our liabilities. We review our hedging strategies periodically and change our hedging techniques or adopt new hedging strategies as appropriate.

We document, at inception, all relationships between derivatives designated as hedging instruments and hedged items, and include our risk management objectives and strategies for undertaking the various hedging transactions and our method of assessing effectiveness. This process includes linking all derivatives that are designated as fair value hedges to: (1) assets or liabilities on the statements of condition or (2) firm commitments. We also formally assess (both at the hedge relationship's inception and at least quarterly thereafter) whether the derivatives in fair value hedging relationships have been effective in offsetting changes in the fair value of hedged items attributable to the hedged risk and whether those derivatives may be expected to remain effective in future periods. We generally use regression analysis to assess the effectiveness of our hedge relationships.

We have also established processes to evaluate financial instruments, such as debt instruments, certain advances, and investment securities, for the presence of embedded derivatives and to determine the need, if any, for bifurcation and separate accounting under GAAP.

Types of Hedged Items

We are exposed to interest-rate risk on virtually all of our assets and liabilities, and our hedged items may include advances, mortgage loans, investments, and consolidated obligations.

Financial Statement Effect and Additional Financial Information

The contractual notional amount of derivatives reflects our involvement in the various classes of financial instruments and serves as a factor in determining periodic interest payments or cash flows received and paid. The notional amount of derivatives represents neither the actual amounts exchanged nor our overall exposure to credit and market risk. The overall amount that could potentially be subject to credit or market loss is much smaller. The risks of derivatives are more appropriately measured on a hedging relationship or portfolio basis, taking into account the counterparties, the types of derivatives, the item(s) being hedged, and any offsets between the derivatives and the items being hedged.

The following tables summarize the notional amounts and the fair values of our derivatives, including the effect of qualifying netting arrangements and cash collateral as of March 31, 2015 and December 31, 2014. For purposes of this disclosure, the derivative values include both the fair value of derivatives and related accrued interest.

	As of March 31, 2015
	Notional Amount	Derivative Assets	Derivative Liabilities
(in thousands)
Derivatives designated as hedging instruments:
Interest-rate swaps	$21,039,893	$95,800	$287,268
Interest-rate caps or floors	10,000	—	—
Total derivatives designated as hedging instruments	21,049,893	95,800	287,268
Derivatives not designated as hedging instruments:
Interest-rate swaps	972,761	21,390	21,377
Interest-rate swaptions	375,000	219	—
Total derivatives not designated as hedging instruments	1,347,761	21,609	21,377
Total derivatives before netting and collateral adjustments	$22,397,654	117,409	308,645
Netting and collateral adjustments *		(67,864)	(237,854)
Derivative assets and derivative liabilities		$49,545	$70,791

	As of December 31, 2014
	Notional Amount	Derivative Assets	Derivative Liabilities
(in thousands)
Derivatives designated as hedging instruments:
Interest-rate swaps	$18,819,251	$104,760	$268,782
Interest-rate caps or floors	10,000	—	—
Total derivatives designated as hedging instruments	18,829,251	104,760	268,782
Derivatives not designated as hedging instruments:
Interest-rate swaps	2,472,513	18,703	18,143
Interest-rate swaptions	375,000	305	—
Total derivatives not designated as hedging instruments	2,847,513	19,008	18,143
Total derivatives before netting and collateral adjustments:	$21,676,764	123,768	286,925
Netting and collateral adjustments *		(77,514)	(210,213)
Derivative assets and derivative liabilities		$46,254	$76,712

* Amounts represent the effect of legally enforceable netting arrangements that allow the Seattle Bank to settle positive and negative positions and also cash collateral and related accrued interest held or posted with the same clearing member or counterparty. As of March 31, 2015 and December 31, 2014, the Seattle Bank posted $170.0 million and $132.7 million of cash collateral.

The following table presents the components of net gain (loss) on derivatives and hedging activities as presented in the statements of income for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Derivatives and hedged items designated in fair value hedging relationships:
Net gain (loss) related to fair value hedge ineffectiveness - Interest-rate swaps	$1,686	$(907)
Derivatives not designated as hedging instruments:
Economic hedges:
Interest-rate swaps	34	(89)
Interest-rate swaptions	(85)	(1,161)
Net interest settlements	(5)	919
Offsetting transactions:
Interest-rate swaps	—	(196)
Total net loss related to derivatives not designated as hedging instruments	(56)	(527)
Net gain (loss) on derivatives and hedging activities	$1,630	$(1,434)

The following tables present, by type of hedged item, the gain (loss) on derivatives and the related hedged items in fair value hedging relationships, and the impact of those derivatives on our net interest income for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31, 2015
	Gain (Loss) on Derivatives	Gain (Loss) on Hedged Items	Net Hedge Ineffectiveness (1)	Effect of Derivatives on Net Interest Income (2)
(in thousands)
Advances	$(16,359)	$15,819	$(540)	$(20,359)
AFS securities	(53,281)	51,557	(1,724)	(14,880)
Consolidated obligation bonds	26,264	(22,179)	4,085	24,738
Consolidated obligation discount notes	264	(399)	(135)	82
Total	$(43,112)	$44,798	$1,686	$(10,419)

	For the Three Months Ended March 31, 2014
	Gain (Loss) on Derivatives	Gain (Loss) on Hedged Items	Net Hedge Ineffectiveness (1)	Effect of Derivatives on Net Interest Income (2)
(in thousands)
Advances	$507	$(1,627)	$(1,120)	$(21,247)
AFS securities	(49,624)	47,202	(2,422)	(14,894)
Consolidated obligation bonds	16,109	(13,500)	2,609	30,940
Consolidated obligation discount notes	(75)	101	26	74
Total	$(33,083)	$32,176	$(907)	$(5,127)

(1)	These amounts are reported in other income.

(2)
The periodic net interest settlements on derivatives in fair value hedge relationships is presented in the interest income/expense line item of the respective hedged item. Amounts exclude amortization of hedging adjustments.

Managing Credit Risk on Derivatives

The Seattle Bank is subject to credit risk due to the risk of nonperformance by counterparties to our derivative agreements, and we manage this credit risk through credit analysis, collateral requirements and adherence to the requirements set forth in our credit policies and in U.S. Commodity Futures Trading Commission and FHFA regulations. For bilateral derivatives, the degree of credit risk depends on the extent to which netting arrangements are included in our contracts to mitigate the risk. We require collateral agreements with collateral delivery thresholds to be in place for all bilateral counterparties.

These agreements include provisions for netting exposures across all transactions with that counterparty. The agreements also require a counterparty to deliver collateral to the Seattle Bank if the total exposure to that counterparty exceeds a specific threshold limit as denoted in the agreement.

For cleared derivatives, the clearinghouse is our counterparty. The clearinghouse notifies the clearing member of the required initial and variation margin and the clearing member, in turn, notifies us of such amounts. The requirement that we post initial and variation margin to the clearinghouse through the clearing member exposes us to institutional credit risk in the event that the clearing member or the clearinghouse fails to meet its obligations. The use of cleared derivatives mitigates individual counterparty credit risk exposure because a central counterparty is substituted for individual counterparties and collateral is posted daily, through a clearing member, for changes in the value of cleared derivatives. We have analyzed the enforceability of offsetting rights incorporated in our cleared derivative transactions and determined that those offsetting rights by a non-defaulting party under these transactions should be upheld under applicable law upon an event of default, including a bankruptcy, insolvency, or similar proceeding, involving the clearinghouse or clearing member, or both. Based on this analysis, we present a net derivative receivable or payable for all transactions through a particular clearing member with a particular clearinghouse. Based on our credit analyses and collateral requirements, we do not anticipate any credit losses on our derivative agreements.

Certain of our bilateral interest-rate exchange agreements include provisions that require us to post additional collateral with our counterparties if there is deterioration in our credit rating. If our credit rating were lowered by a major credit rating agency, we might be required to deliver additional collateral on certain bilateral interest-rate exchange agreements in net liability positions. The aggregate fair value of all bilateral derivative instruments with credit-risk related contingent features that were in a liability position as of March 31, 2015 was $131.3 million, for which we posted cash collateral of $60.5 million in the normal course of business. If the Seattle Bank's individual credit rating had been lowered by one rating level (i.e., from "AA" to "A"), we would have been required to deliver up to an additional $43.9 million of collateral at fair value to our bilateral derivative counterparties as of March 31, 2015.

For cleared derivatives, the clearinghouse determines initial margin requirements and, generally, credit ratings are not factored into the initial margin. However, clearing members may require additional initial margin to be posted based on credit events, including, but not limited to, credit rating downgrades. We were not required to post additional initial margin by our clearing members as of March 31, 2015.

Offsetting of Derivative Assets and Derivative Liabilities

We present derivative instruments, related cash collateral (including initial and variation margin received or pledged), and associated accrued interest, on a net basis by clearing member and by counterparty when it has met the netting requirements. The following table presents, as of March 31, 2015 and December 31, 2014, the fair value of gross and net derivative assets and liabilities meeting netting requirements, including the related collateral received from or pledged to counterparties. As of March 31, 2015 and December 31, 2014, we had no derivative instruments not meeting netting requirements.

	As of March 31, 2015		As of December 31, 2014
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
(in thousands)
Derivative instruments meeting netting requirements:
Gross recognized amount
Bilateral derivatives	$111,871	$227,632	$118,602	$227,781
Cleared derivatives	5,538	81,013	5,166	59,144
Total gross recognized amount	117,409	308,645	123,768	286,925
Gross amounts of netting adjustments and cash collateral:
Bilateral derivatives	(96,314)	(156,841)	(100,074)	(151,069)
Cleared derivatives	28,450	(81,013)	22,560	(59,144)
Total gross amounts of netting adjustments and cash collateral	(67,864)	(237,854)	(77,514)	(210,213)
Net amounts after offsetting adjustments:
Bilateral derivatives	15,557	70,791	18,528	76,712
Cleared derivatives	33,988	—	27,726	—
Total net amounts after offsetting adjustments	49,545	70,791	46,254	76,712
Non-cash collateral received or pledged not offset:
Cannot be sold or repledged: *
Bilateral derivatives	7,671	—	8,699	—
Total collateral that cannot be sold or repledged *	7,671	—	8,699	—
Net unsecured amount:
Bilateral derivatives	7,886	70,791	9,829	76,712
Cleared derivatives	33,988	—	27,726	—
Total net unsecured amount	$41,874	$70,791	$37,555	$76,712

*	Non-cash collateral consists of U.S. Treasury and GSE securities at fair value.
Note 10—Consolidated Obligations

Consolidated obligations, consisting of consolidated obligation bonds and consolidated obligation discount notes, are backed only by the financial resources of the FHLBanks. The joint and several liability regulation of the FHFA authorizes it to require any FHLBank to repay all or a portion of the principal and interest on consolidated obligations for which another FHLBank is the primary obligor. For a discussion of the joint and several liability regulation, see Note 12 in "Part II. Item 8. Financial Statements and Supplementary Data—Audited Financial Statements—Notes to Financial Statements" in our 2014 10-K. No FHLBank has ever been asked or required to repay the principal or interest on any consolidated obligation on behalf of another FHLBank, and as of March 31, 2015 and through the filing date of this report, we do not believe that it is probable that we will be asked to do so. The par amounts of the 12 FHLBanks' outstanding consolidated obligations, including consolidated obligations held by other FHLBanks, were $812.2 billion and $847.2 billion as of March 31, 2015 and December 31, 2014. The FHLBanks issue consolidated obligations through the Office of Finance as their agent. In connection with each debt issuance, each FHLBank specifies the amount of debt it wants issued on its behalf and becomes the primary obligor for the proceeds it receives.

Consolidated Obligation Discount Notes

Consolidated obligation discount notes are issued to raise short-term funds and have original maturities of one year or less. These notes are generally issued at less than their face amount and are redeemed at par value when they mature. The following table summarizes our outstanding consolidated obligation discount notes as of March 31, 2015 and December 31, 2014.

	Book Value	Par Value	Weighted-Average Interest Rate *
(in thousands, except interest rates)
As of March 31, 2015	$14,232,389	$14,235,342	0.09
As of December 31, 2014	$14,940,178	$14,941,527	0.07

*	Represents a bond equivalent yield.
Consolidated Obligation Bonds

Redemption Terms

The following table summarizes our outstanding consolidated obligation bonds by remaining contractual term-to-maturity as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015		As of December 31, 2014
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
(in thousands, except interest rates)
Due in one year or less	$6,293,660	0.63	$6,209,660	0.37
Due after one year through two years	1,353,000	0.74	2,813,500	1.04
Due after two years through three years	2,463,000	1.44	2,558,000	1.34
Due after three years through four years	1,545,650	1.90	1,524,650	1.90
Due after four years through five years	1,851,245	2.92	1,958,245	2.83
Thereafter	1,319,365	3.61	1,681,565	3.11
Total par value	14,825,920	1.46	16,745,620	1.33
Premiums	5,030		5,273
Discounts	(7,851)		(8,222)
Hedging adjustments	125,492		107,787
Fair value option valuation adjustments	(87)		(29)
Total	$14,948,504		$16,850,429

The amounts in the above table reflect certain consolidated obligation bond transfers from other FHLBanks. We become the primary obligor on consolidated obligation bonds we accept as transfers from other FHLBanks. We had no consolidated obligation bonds outstanding that were transferred from other FHLBanks as of March 31, 2015. As of December 31, 2014, we had consolidated obligation bonds outstanding that were transferred from the FHLBank of Chicago with par values of $10.0 million but no remaining unamortized premium or discount balances. We transferred no consolidated obligation bonds to other FHLBanks for the three months ended March 31, 2015 and 2014.

Consolidated obligation bonds outstanding are issued with either fixed interest-rate coupon payment terms or variable interest-rate coupon payment terms that use a variety of indices for interest-rate resets, including LIBOR. To meet the expected specific needs of certain investors in consolidated obligation bonds, both fixed interest-rate consolidated obligation bonds and variable interest-rate consolidated obligation bonds may contain features that result in complex coupon payment terms and call or put options. When these consolidated obligation bonds are issued, we typically enter into derivatives containing features that effectively offset the terms and embedded options, if any, of the consolidated obligation bond.

The par value of our consolidated obligation bonds outstanding by call feature consisted of the following as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Non-callable	$8,532,270	$8,764,770
Callable	6,293,650	7,980,850
Total par value	$14,825,920	$16,745,620

The following table summarizes the par value of our outstanding consolidated obligation bonds by the earlier of contractual maturity or next call date as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Due in one year or less	$11,572,310	$12,190,510
Due after one year through two years	723,000	2,208,500
Due after two years through three years	458,000	453,000
Due after three years through four years	477,000	316,000
Due after four years through five years	716,245	708,245
Thereafter	879,365	869,365
Total par value	$14,825,920	$16,745,620

The following table summarizes the par value of our outstanding consolidated obligation bonds by interest-rate payment type as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015	As of December 31, 2014
(in thousands)
Fixed	$13,655,920	$14,988,420
Step-up	895,000	1,382,200
Variable	75,000	175,000
Capped variable	200,000	200,000
Total par value	$14,825,920	$16,745,620

We have elected, on an instrument-by-instrument basis, the fair value option of accounting for certain of our consolidated obligation bonds and discount notes with original maturities of one year or less for operational ease or to assist in mitigating potential statement of income volatility that can arise from economic hedges in which the carrying value of the hedged item is not adjusted for changes in fair value. For the latter, prior to entering into a short-term consolidated obligation trade, we perform a preliminary evaluation of the effectiveness of the bond or discount note and the associated interest-rate swap. If the analysis indicates that the potential hedging relationship will exhibit excessive ineffectiveness, we elect the fair value option on the consolidated obligation bond or discount note. As of March 31, 2015 and December 31, 2014, we had $500.0 million and $1.5 billion par value of outstanding consolidated obligation bonds and zero and $500.0 million par value of outstanding consolidated obligation discount notes on which we elected the fair value option. See Note 12 for additional information on these consolidated obligations and the fair value option.

Concessions on Consolidated Obligations

Unamortized concessions included in other assets on our statements of condition were $2.1 million and $2.3 million as of March 31, 2015 and December 31, 2014. The amortization of these types of concessions included in consolidated obligation interest expense totaled $534,000 for the three months ended March 31, 2015, compared to $507,000 for the same period in 2014.

Note 11—Capital

Seattle Bank Stock

The Seattle Bank has two classes of capital stock, Class A and Class B, as summarized below.

	Class A Capital Stock	Class B Capital Stock
(in thousands, except per share)
Par value per share (1)	$100	$100
Satisfies membership purchase requirement (pursuant to capital plan)	No	Yes
Currently satisfies activity-based purchase requirement (pursuant to capital plan)	Yes (2)	Yes
Statutory redemption period (3)	6 months	5 years
Total outstanding balance (including MRCS):
March 31, 2015	$74,928	$2,143,616
December 31, 2014	$82,421	$2,230,135

(1)	Par value also represents the per share issue, redemption, repurchase, and transfer price between members.

(2)	Effective June 1, 2009, the Seattle Bank board of directors (Board) suspended the issuance of Class A capital stock.

(3)
Generally redeemable six months (Class A capital stock) or five years (Class B capital stock) after: (1) written notice from the member; (2) consolidation or merger of a member with a nonmember; or (3) withdrawal or termination of membership.

Members are required to hold capital stock equal to the greater of: (1) $500 or 0.5% of the member's home mortgage loans and mortgage loan pass-through securities (membership stock purchase requirement), subject to a membership stock purchase requirement cap of $15.0 million; or (2) the sum of the requirement for advances currently outstanding to that member and the requirement for the remaining principal balance of mortgages sold to us under the MPP (activity-based stock purchase requirement).

Only Class B capital stock can be used to meet the membership stock purchase requirement. Subject to the limitations specified in the capital plan, a member may use Class B capital stock or Class A capital stock to meet its activity-based stock purchase requirement. Under the capital plan, the Board may set the members' advance stock purchase requirement between 2.5% and 6.0% of a member’s outstanding principal balance of advances. For the three months ended March 31, 2015 and 2014, the member activity-based stock purchase requirement was 4.5%. In addition, subject to the Seattle Bank’s approval, the capital plan allows the transfer of excess stock between unaffiliated members pursuant to the requirements of the capital plan.

The Gramm Leach Bliley Act made FHLBank membership voluntary for all members. Generally, members can redeem Class A capital stock by giving six months’ written notice and can redeem Class B capital stock by giving five years’ written notice, subject to certain restrictions. Any member that withdraws from membership may not be re-admitted to membership in any FHLBank until five years from the divestiture date for all capital stock that is held as a condition of membership unless the institution has cancelled its notice of withdrawal prior to the expiration of the redemption period. This restriction does not apply if the member is transferring its membership from one FHLBank to another.

Mandatorily Redeemable Capital Stock

We reclassify capital stock subject to redemption from equity to a liability when a member submits a written request for redemption of excess capital stock, formally gives notice of intent to withdraw from membership, or otherwise attains nonmember status by merger or acquisition, charter termination, or involuntary termination from membership. Reclassifications are recorded at fair value on the date the written redemption request is received or the effective date of attaining nonmember status. On a quarterly basis, we evaluate the outstanding excess stock balances (i.e., stock not being used to fulfill either membership or activity-based stock requirements) of members with outstanding redemption requests and adjust the amount of capital stock classified as a liability accordingly. We reclassify capital stock subject to redemption from a liability to equity if a member cancels its written request for redemption of excess capital stock.

The following table presents a summary of our MRCS activity for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Balance, beginning of period	$1,454,473	$1,747,690
Capital stock transferred to MRCS, net	2,504	8,457
Repurchases of MRCS	(94,289)	(94,190)
Balance, end of period	$1,362,688	$1,661,957

The following table presents the amount of MRCS by year of scheduled redemption as of March 31, 2015. The year of redemption in the table reflects the end of the six-month or five-year redemption periods, as applicable.

	As of March 31, 2015
	Class A Capital Stock	Class B Capital Stock
(in thousands)
Less than one year	$786	$30,938
One year through two years	—	17,463
Two years through three years	—	7,853
Three years through four years	—	545,773
Four years through five years	—	84,270
Past contractual redemption date due to remaining activity (1) (3)	201	32,137
Past contractual redemption date due to regulatory action (2) (3)	42,520	600,747
Total	$43,507	$1,319,181

(1)
Represents MRCS that is past the end of the contractual redemption period because there is activity outstanding to which the MRCS relates. MRCS is redeemable at final maturity of related advances and mortgage loans.

(2)	See "Consent Arrangements" below for discussion of the Seattle Bank's MRCS restrictions.

(3)
In April 2015, following FHFA non-objection, we announced that, in connection with the Merger, we will repurchase all excess Class A and Class B MRCS with respect to which the contractual redemption period has expired, prior to the anticipated closing of the Merger. The actual amount repurchased will depend on outstanding activity.

In April 2013, as a result of a corporate restructuring, Bank of America Oregon, N.A., our then largest borrower, merged into its parent, BANA. At that time, Bank of America Oregon, N.A. ceased to be a member of the Seattle Bank, and all outstanding advances and capital stock were assumed by BANA, a nonmember. Class B capital stock totaling $584.1 million was transferred from equity to MRCS liability. The balance in MRCS is primarily the result of the transfer of Washington Mutual Bank, F.S.B.'s capital stock due to its acquisition by JPMorgan Chase Bank, N.A., a nonmember, and the transfer of Bank of America, Oregon, N.A.'s capital stock. Of the Class A and Class B MRCS shown in the table above, these former members' stock represents $1.0 billion of the Class B balance as of March 31, 2015.

Capital Concentration

As of March 31, 2015 and December 31, 2014, two successors to former members, BANA and JPMorgan Chase Bank, N.A., held a combined total of 45% and 46% of our total outstanding capital stock, including MRCS.

Stock Repurchases and Redemptions

Although we continue to be restricted from unlimited repurchases and redemptions of capital stock under the terms of the Amended Consent Arrangement (see Consent Arrangements below), in September 2012, we implemented an excess capital stock repurchase program, with FHFA non-objection, to repurchase up to $25 million of excess capital stock per quarter. Also, in February 2014, we implemented a separate excess capital stock redemption program, with FHFA non-objection, to redeem up to $75 million per quarter of excess capital stock on which the redemption waiting period has been satisfied. Under these programs, in the first quarter of 2015, we repurchased $23.6 million and redeemed $75.0 million, of excess capital stock. Since implementing the programs, we have repurchased a total of $637.9 million of excess capital stock. Further, we repurchased $12.0 million, including $7.6 million in the first quarter of 2015, of excess Class B capital stock that had been purchased by members on or after October 27, 2010 for activity purposes (which type of repurchase we are authorized to make without regard to amount).

The following table presents the amount of excess capital stock repurchases and redemptions pursuant to the repurchase and redemption programs as well as repurchases of excess Class B capital stock originally purchased on or after October 27, 2010 for activity purposes for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Excess capital stock repurchase program:
Capital stock classified as equity	$4,345	$4,699
Capital stock classified as MRCS	19,306	19,349
Excess capital stock repurchases	23,651	24,048
Excess capital stock redemptions	74,983	74,841
Excess capital stock for activity purposes	7,556	610
Total	$106,190	$99,499

In April 2015, following FHFA non-objection, we announced that, in connection with the Merger, we will repurchase all excess Class A and Class B MRCS with respect to which the contractual redemption period has expired, prior to the anticipated closing of the Merger.

Additional Statutory and Regulatory Restrictions on Capital Stock Redemption

Each class of our stock is considered putable by the member and we may repurchase, in our sole discretion, any member's stock investments that exceed the required minimum amount. However, there are significant statutory and regulatory restrictions on the obligation to redeem, or right to repurchase, the outstanding stock. As a result, whether or not a member may have its capital stock in the Seattle Bank repurchased (at our discretion at any time before the end of the redemption period) or redeemed (at a member's request, completed at the end of a redemption period) will depend in part on whether the Seattle Bank is in compliance with those restrictions.

Voting

Each member has the right to vote its capital stock for the election of directors to the Seattle Bank's Board and for ratification of an agreement to voluntarily merge with another FHLBank, subject to certain limitations on the maximum number of shares that can be voted, as set forth in applicable laws and regulations.

Dividends

Generally under our capital plan, our Board can declare and pay dividends, in either cash or capital stock, from retained earnings or current earnings, unless otherwise prohibited. In accordance with the Amended Consent Arrangement, as discussed below, we are required to obtain written non-objection from the FHFA prior to paying dividends on our capital stock. On February 23, 2015, we paid a $0.025 per share cash dividend based on fourth quarter 2014 net income and average Class A and Class B stock outstanding during the fourth quarter of 2014, totaling $598,000, $215,000 of which was recorded as dividends on capital stock and $383,000 of which was recorded as interest expense on MRCS on our statements of income. On February 28, 2014, we paid total dividends of $672,000, $231,000 of which was recorded as dividends on capital stock and $441,000 of which was recorded as interest expense on MRCS on our statements of income.

In addition, in April 2015, our Board declared a $0.025 per share cash dividend, based on first quarter 2015 net income. With FHFA non-objection, the dividend was paid on April 30, 2015 and totaled $576,000, $215,000 of which was recorded as dividends on capital stock and $361,000 of which was recorded as interest expense on MRCS and was based on average Class A and Class B stock outstanding during first quarter 2015.

In connection with the Merger, the Board approved a $0.0168 per share prorated cash dividend based on average Class A and Class B stock outstanding from April 1 through May 26, 2015. The dividend will be paid immediately prior to the closing of the anticipated Merger.

FHFA regulations limit an FHLBank from issuing stock dividends, if, after the issuance, the outstanding excess stock at the FHLBank would be greater than 1.0% of its total assets. As of March 31, 2015, we had excess capital stock of $1.6 billion, or 4.8%, of our total assets.

Capital Requirements

We are subject to three capital requirements under our capital plan and FHFA rules and regulations: risk-based capital, regulatory capital-to-assets ratio, and leverage capital-to-assets ratio. We complied with all of these capital requirements as of March 31, 2015 and December 31, 2014.

•
Risk-based capital. We must maintain at all times permanent capital, defined as Class B capital stock (including Class B MRCS) and retained earnings as defined according to GAAP, in an amount at least equal to the sum of our credit-risk, market-risk, and operational-risk capital requirements, all of which are calculated in accordance with the rules and regulations of the FHFA.

•
Regulatory capital-to-assets ratio. We are required to maintain at all times a regulatory capital-to-assets ratio of at least 4.00%. Total regulatory capital is the sum of permanent capital (including Class B capital stock, Class B MRCS, and retained earnings), Class A capital stock (including Class A MRCS), any general loss allowance (if consistent with GAAP and not established for specific assets), and other amounts from sources determined by the FHFA as available to absorb losses. Total regulatory capital does not include AOCI, but does include MRCS.

•
Leverage capital-to-assets ratio. We are required to maintain at all times a leverage capital-to-assets ratio of at least 5.00%. Leverage capital is defined as the sum of: (1) permanent capital weighted by a 1.5 multiplier plus (2) all other capital without a weighting factor.

The FHFA may require us to maintain capital levels in excess of the regulatory minimums described above.

The following table presents our regulatory capital requirements compared to our actual capital positions as of March 31, 2015.

	As of March 31, 2015
	Required	Actual
(in thousands, except for ratios)
Risk-based capital	$560,683	$2,500,221
Regulatory capital-to-assets ratio	4.00%	7.74%
Total regulatory capital	$1,330,458	$2,575,149
Leverage capital-to-assets ratio	5.00%	11.50%
Leverage capital	$1,663,072	$3,825,260

Capital Classification

Since September 2012, the Seattle Bank has been determined by the FHFA to be adequately capitalized; however, we remain subject to the requirements stipulated in the Amended Consent Arrangement as discussed below. Until the FHFA determines that we have met the requirements of the Amended Consent Arrangement, we expect to continue to be required to obtain FHFA non-objection prior to redeeming, repurchasing, or paying dividends on capital stock.

Consent Arrangements

In October 2010, the Seattle Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (together with the related agreements, the 2010 Consent Arrangement), which set forth certain requirements regarding our financial performance, capital management, asset composition, and other operational and risk management improvements, and placed restrictions on our redemptions and repurchases of capital stock and our payment of dividends. Since 2010, we have developed and implemented numerous plans and policies to address the 2010 Consent Arrangement requirements and remediate associated supervisory concerns, and our financial performance has improved significantly. In November 2013, the Seattle Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the FHFA, effective November 22, 2013 (together, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the 2010 Consent Arrangement. Although the Amended Consent Arrangement requires us to continue adhering to the terms of plans and policies that we adopted to address the 2010 Consent Arrangement requirements, we are no longer subject to other requirements, including minimum financial metrics and detailed monthly tracking and reporting.

The Amended Consent Arrangement requires that:

•
We develop and submit an asset composition plan acceptable to the FHFA for increasing advances and other core mission activity assets as a proportion of our consolidated obligations and, upon approval by the FHFA, implement such plan;

•	We obtain written non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on our capital stock; and

•	Our Board monitors our adherence to the Amended Consent Arrangement.

The Amended Consent Arrangement will remain in effect until modified or terminated by the FHFA and does not prevent the FHFA from taking any other action affecting the Seattle Bank that, at the sole discretion of the FHFA, it deems appropriate in fulfilling its supervisory responsibilities.

Retained Earnings

Capital Agreement

In 2011, each of the 12 FHLBanks entered into the Joint Capital Enhancement Agreement, as amended (Capital Agreement), which is intended to enhance the capital position of each FHLBank. Under the Capital Agreement, each FHLBank will contribute 20% of its net income each quarter to a restricted retained earnings account until the balance of that account equals at least 1% of that FHLBank's average balance of outstanding consolidated obligations for the previous quarter. These restricted retained earnings are not available to pay dividends. In compliance with our amended capital plan, we allocated $2.1 million of net income to restricted retained earnings and $8.4 million and $8.5 million to unrestricted retained earnings for the three months ended March 31, 2015 and 2014. We reported total retained earnings of $356.6 million as of March 31, 2015, compared to $346.4 million as of December 31, 2014.

Accumulated Other Comprehensive Income (Loss)

The following tables present the net change in AOCI for the three months ended March 31, 2015 and 2014.

	Unrealized Gain (Loss) on AFS Securities (Notes 4 and 5)	Unrealized Gain (Loss) on OTTI AFS Securities (Notes 4 and 5)	Non-credit Portion of OTTI Losses on HTM Securities (Note 5)	Pension Benefits *	Total AOCI
(in thousands)
Balance, December 31, 2013	$(15,336)	$(41,429)	$(14,418)	$(585)	$(71,768)
Other comprehensive income (loss) before reclassifications:
Net change in fair value	14,980	30,870	—	—	45,850
Accretion of non-credit loss	—	—	740	—	740
Reclassifications from other comprehensive income (loss) to net income:
Net OTTI loss	—	3	—	—	3
Pension benefits	—	—	—	5	5
Net current period other comprehensive income	14,980	30,873	740	5	46,598
Balance, March 31, 2014	$(356)	$(10,556)	$(13,678)	$(580)	$(25,170)
Balance, December 31, 2014	$3,826	$10,600	$(11,459)	$(1,415)	$1,552
Other comprehensive income (loss) before reclassifications:
Net change in fair value	3,838	6,764	—	—	10,602
Net unrealized gain recognized on reclassification of HTM securities to AFS securities	58,223	(5,946)	—	—	52,277
Net unrealized gain	62,061	818	—	—	62,879
Non-credit OTTI losses transferred	—	(10,912)	10,912	—	—
Accretion of non-credit loss	—	—	547	—	547
Reclassifications from other comprehensive income (loss) to net income:
Net realized gain on sale	(286)	(52,035)	—	—	(52,321)
Net OTTI loss	—	51,529	—	—	51,529
Pension benefits	—	—	—	35	35
Net current period other comprehensive income (loss)	61,775	(10,600)	11,459	35	62,669
Balance, March 31, 2015	$65,601	$—	$—	$(1,380)	$64,221

*	Amortization of pension and post-retirement benefits is recorded in compensation and benefits on the statements of income.
Note 12—Fair Value Measurement

The fair value amounts recorded on our statements of condition and in our note disclosures for the periods presented have been determined using available market information and management's best judgment of appropriate valuation methods. Although we use our best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. For example, because an active secondary market does not exist for certain of our financial instruments, fair values are not subject to precise quantification or verification and may change as economic and market factors and evaluation of those factors change. Therefore, these fair values are not necessarily indicative of the amounts that would be realized in current market transactions, although they do reflect our best judgment as to how a market participant would estimate fair values.

Fair Value Hierarchy

We record AFS securities, derivative assets and liabilities, certain consolidated obligation bonds and discount notes, and rabbi trust assets (included in other assets) at fair value on a recurring basis on the statements of condition. GAAP establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The inputs are evaluated and an overall level for the measurement is determined. This overall level is an indication of the market observability of the inputs to the fair value measurement for the asset or liability.

The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels.

•	Level 1. Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access on the measurement date.

•
Level 2. Inputs, other than quoted prices within Level 1, that are observable inputs for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 2 inputs include the following: (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; (3) inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves that are observable at commonly quoted intervals, and implied volatilities); and (4) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3. Unobservable inputs for the asset or liability.

Fair value is first based on quoted market prices or market-based prices, where available. If quoted market prices or market-based prices are not available, fair value is determined based on valuation models that use market-based information available to us as inputs to our models.

For instruments carried at fair value, we review the fair value hierarchy classification on a quarterly basis. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers at fair value in the quarter in which the changes occur. Transfers are reported as of the beginning of the period. We had no transfers between fair value hierarchies for the three months ended March 31, 2015 and 2014.

Fair Value Summary Tables

The Fair Value Summary Tables below do not represent an estimate of the overall market value of the Seattle Bank as a going concern, which estimate would take into account future business opportunities and the net profitability of assets and liabilities. The following tables summarize the carrying value, fair values, and the level within the fair value hierarchy of our financial instruments as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3	Netting Adjustment/ Cash Collateral
(in thousands)
Financial assets:
Cash and due from banks	$144	$144	$144	$—	$—	$—
Deposits with other FHLBanks	248	248	248	—	—	—
Securities purchased under agreements to resell	5,250,000	5,249,999	—	5,249,999	—	—
Federal funds sold	2,940,800	2,940,878	—	2,940,878	—	—
AFS securities	15,929,939	15,929,939	—	15,929,939	—	—
Advances (1)	8,406,368	8,488,732	—	8,488,732	—	—
Mortgage loans held for portfolio, net	618,475	663,391	—	663,391	—	—
Accrued interest receivable	42,970	42,970	—	42,970	—	—
Derivative assets, net	49,545	49,545	—	117,409	—	(67,864)
Other assets (rabbi trust)	5,123	5,123	5,123	—	—	—
Financial liabilities:
Deposits	377,743	377,742	—	377,742	—	—
Consolidated obligations:
Discount notes (2)	14,232,389	14,231,864	—	14,231,864	—	—
Bonds (3)	14,948,504	15,175,710	—	15,175,710	—	—
MRCS	1,362,688	1,362,688	1,362,688	—	—	—
Accrued interest payable	51,299	51,299		51,299	—	—
Derivative liabilities, net	70,791	70,791	—	308,645	—	(237,854)

	As of December 31, 2014
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3	Netting Adjustment/ Cash Collateral
(in thousands)
Financial assets:
Cash and due from banks	$126	$126	$126	$—	$—	$—
Deposit with other FHLBanks	140	140	140	—	—	—
Securities purchased under agreements to resell	3,000,000	3,000,000	—	3,000,000	—	—
Federal funds sold	4,058,800	4,058,854	—	4,058,854	—	—
AFS securities	7,877,334	7,877,334	—	6,634,874	1,242,460	—
HTM securities	9,110,269	9,167,713	—	8,835,350	332,363	—
Advances (1)	10,313,691	10,384,049	—	10,384,049	—	—
Mortgage loans held for portfolio, net	647,179	689,865	—	689,865	—	—
Accrued interest receivable	49,558	49,558	—	49,558	—	—
Derivative assets, net	46,254	46,254	—	123,768	—	(77,514)
Other assets (rabbi trust)	5,143	5,143	5,143	—	—	—
Financial liabilities:
Deposits	410,773	410,731	—	410,731	—	—
Consolidated obligations:
Discount notes (2)	14,940,178	14,939,865	—	14,939,865	—	—
Bonds (3)	16,850,429	17,038,832	—	17,038,832	—	—
MRCS	1,454,473	1,454,473	1,454,473	—	—	—
Accrued interest payable	51,382	51,382	—	51,382	—	—
Derivative liabilities, net	76,712	76,712	—	286,925	—	(210,213)

(1)	Carrying value includes $4.3 billion and $4.2 billion par value of hedged advances whose carrying value included a hedging adjustment as of March 31, 2015 and December 31, 2014.

(2)
Carrying value includes $500.0 million of consolidated obligation discount notes recorded at fair value under the fair value option as of December 31, 2014 and $3.2 billion and $249.9 million of hedged consolidated obligation discount notes whose carrying value included a hedging adjustment as of March 31, 2015 and December 31, 2014. No consolidated obligation discount notes recorded at fair value under the fair value option as of March 31, 2015.

(3)
Carrying value includes $500.0 million and $1.5 billion of consolidated obligation bonds recorded under the fair value option and $10.6 billion and $11.4 billion of hedged consolidated obligation bonds whose carrying value included a hedging adjustment as of March 31, 2015 and December 31, 2014.

The fair value of commitments to extend credit for advances and commitments to issue consolidated obligations were immaterial as of March 31, 2015 and December 31, 2014.

Valuation Techniques and Significant Inputs

Outlined below are our valuation methodologies that involve Level 3 measurements or that have been enhanced during the three months ended March 31, 2015. See Note 16 in "Part II. Item 8. Financial Statements and Supplementary Data—Audited Financial Statements—Notes to Financial Statements" in our 2014 10-K for information concerning valuation techniques and significant inputs for our other financial assets and financial liabilities.

Investment Securities—MBS

For our MBS investments, our valuation technique incorporates prices from up to four designated third-party pricing vendors. These pricing vendors use proprietary models that generally employ, but are not limited to, benchmark yields, reported trades, dealer estimates, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many MBS do not trade on a daily basis, the pricing vendors use available information, as applicable, such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing to determine the prices for individual securities. Each pricing vendor has an established challenge process in place for all MBS valuations, which facilitates resolution of potentially erroneous prices identified by the Seattle Bank.

During the first quarter of 2015, in conjunction with the other FHLBanks, we conducted reviews of the four pricing vendors to confirm and further augment our understanding of the vendors' pricing processes, methodologies, and control procedures for GSE MBS and PLMBS.
As of March 31, 2015, four prices were received for a majority of our MBS. Based on our review of the pricing methods and controls employed by the third-party pricing vendors and the relative lack of dispersion among the vendor prices (or in those instances where there were outliers or significant yield variances, our additional analyses), we believe our final prices are representative of the prices that would have been received if the assets had been sold at the measurement date (i.e., exit prices).

Fair Value Measurements

The following tables present, for each hierarchy level, our assets and liabilities that are measured at fair value on a recurring or non-recurring basis on our statements of condition as of March 31, 2015 and December 31, 2014. We measure individually evaluated mortgage loans, REO, and certain HTM securities at fair value on a non-recurring basis. These assets are subject to fair value adjustments only in certain circumstances (e.g., individually evaluated mortgage loans and REO are remeasured as a result of becoming impaired). The estimated fair value of impaired mortgage loans under AB 2012-02 and REO are based on the current property value, as provided by a third party vendor, adjusted for estimated selling costs.

	As of March 31, 2015
	Total	Level 1	Level 2	Level 3	Netting Adjustment/Cash Collateral *
(in thousands)
Recurring fair value measurements:
AFS securities:
Other US agency obligations MBS	$72,234	$—	$72,234	$—	$—
GSE MBS	7,248,533	—	7,248,533	—	—
Other U.S. agency obligations	4,299,314	—	4,299,314	—	—
GSE obligations	2,305,713	—	2,305,713	—	—
State or local housing agency obligations	2,004,145	—	2,004,145	—	—
Derivative assets, net	49,545		117,409		(67,864)
Other assets (rabbi trust)	5,123	5,123	—	—	—
Total recurring assets at fair value	$15,984,607	$5,123	$16,047,348	$—	$(67,864)
Consolidated obligations bonds	$499,913	$—	$499,913	$—	$—
Derivative liabilities, net	70,791	—	308,645	—	(237,854)
Total recurring liabilities at fair value	$570,704	$—	$808,558	$—	$(237,854)
Non-recurring fair value measurements:
Individually evaluated mortgage loans	$3,070	$—	$128	$2,942	$—
REO	234	—	—	234	—
Total non-recurring assets at fair value	$3,304	$—	$128	$3,176	$—

	As of December 31, 2014
	Total	Level 1	Level 2	Level 3	Netting Adjustment/ Cash Collateral *
(in thousands)
Recurring fair value measurements:
AFS securities:
PLMBS	$1,242,460	$—	$—	$1,242,460	$—
Other U.S. agency obligations	4,353,320	—	4,353,320	—	—
GSE obligations	2,281,554	—	2,281,554	—	—
Derivative assets, net	46,254	—	123,768	—	(77,514)
Other assets (rabbi trust)	5,143	5,143	—	—	—
Total recurring assets at fair value	$7,928,731	$5,143	$6,758,642	$1,242,460	$(77,514)
Consolidated obligations:
Discount notes	$499,930	$—	$499,930	$—	$—
Bonds	1,499,971	—	1,499,971	—	—
Derivative liabilities, net	76,712	—	286,925	—	(210,213)
Total recurring liabilities at fair value	$2,076,613	$—	$2,286,826	$—	$(210,213)
Non-recurring fair value measurements:
Mortgage loans (TDRs)	$491	$—	$491	$—	$—
REO	697	—	—	697	—
Total non-recurring assets at fair value	$1,188	$—	$491	$697	$—

*
Amounts that are subject to netting arrangements, other agreements, or operation of law that meet netting requirements and also cash collateral and related accrued interest held or placed with the same clearing member or counterparty.

Fair Value Option

The fair value option provides an irrevocable option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, and unrecognized firm commitments not previously carried at fair value. Fair value is used for both the initial and subsequent measurement of the designated assets, liabilities, and firm commitments, with the changes in fair value recognized in net income. Interest income and interest expense on advances and consolidated obligations carried at fair value are recognized solely on the contractual amount of interest due or unpaid. Any transaction fees or costs are immediately recognized into other expense.

We have elected, on an instrument-by-instrument basis, the fair value option of accounting for certain of our consolidated obligation bonds and discount notes with original maturities of one year or less for operational ease or to assist in mitigating potential statement of income volatility that can arise from economic hedges in which the carrying value of the hedged items are not adjusted for changes in fair value. For the latter, prior to entering into a short-term consolidated obligation trade, we perform a preliminary evaluation of the effectiveness of the bond or discount note and the associated interest-rate swap. If the analysis indicates that the potential hedging relationship will exhibit excessive ineffectiveness, we elect the fair value option on the consolidated obligation bond or discount note. The potential earnings volatility associated with measuring only the derivative at fair value is the primary reason that we have elected the fair value option for these instruments.

The following table presents the activity on our consolidated obligation bonds on which we elected the fair value option for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Balance, beginning of the period	$1,499,971	$500,020
New transactions elected for fair value option	500,000	—
Maturities and terminations	(1,500,000)	(500,000)
Net change in fair value adjustments on financial instruments held under fair value option	(58)	(20)
Balance, end of the period	$499,913	$—

The following table presents the activity on our consolidated obligation discount notes on which we elected the fair value option for the three months ended March 31, 2015 and 2014.

	For the Three Months Ended March 31,
	2015	2014
(in thousands)
Balance, beginning of the period	$499,930	$999,890
Maturities and terminations	(500,000)	(1,000,000)
Net change in fair value adjustments on financial instruments held under fair value option	70	110
Balance, end of the period	$—	$—

For consolidated obligations recorded under the fair value option, only the related contractual interest expense is recorded as part of net interest income on the statements of income. The remaining changes in fair value for instruments on which the fair value option has been elected are recorded as net loss on financial instruments under fair value option in the statements of income. Any change in fair value does not include changes in instrument-specific credit risk. We determined that no instrument-specific credit-risk adjustments to the fair values of our consolidated obligation bonds and discount notes recorded under the fair value option were required as of March 31, 2015 and December 31, 2014.

The following tables present the difference between the aggregate unpaid principal balance outstanding and the aggregate fair value for consolidated obligation bonds and discount notes, as applicable, for which the fair value option has been elected as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015
	Aggregate Unpaid Principal Balance	Aggregate Fair Value	Aggregate Fair Value Over (Under) Aggregate Unpaid Principal Balance
(in thousands)
Consolidated obligation bonds	$500,000	$499,913	$(87)

	As of December 31, 2014
	Aggregate Unpaid Principal Balance	Aggregate Fair Value	Aggregate Fair Value Over (Under) Aggregate Unpaid Principal Balance
(in thousands)
Consolidated obligation discount notes	$500,000	$499,930	$(70)
Consolidated obligation bonds	1,500,000	1,499,971	(29)
Total	$2,000,000	$1,999,901	$(99)

Note 13—Transactions with Related Parties and Other FHLBanks

Transactions with Members

The Seattle Bank is a cooperative and our capital stock is held by current members and former members. Former members include certain nonmembers that own Seattle Bank capital stock as a result of a merger or acquisition of a Seattle Bank member (or former member). Former members and certain nonmembers are required to maintain their investment in our capital stock until their outstanding transactions have matured or are paid off and their capital stock is redeemed in accordance with our capital plan or regulatory requirements (see Note 11 for additional information).

All of our advances are initially issued to members and approved housing associates, and all mortgage loans held for portfolio were initially purchased from members. We also maintain demand deposit accounts, primarily to facilitate settlement activities that are directly related to advances. We enter into such transactions with members during the normal course of business. In addition, we may enter into investments in federal funds sold, securities purchased under agreements to resell, certificates of deposit, and MBS with members or their affiliates. Our MBS investments are purchased through securities brokers or dealers, and all investments are transacted at market prices without preference to the status of the counterparty or the issuer of the investment as a member, nonmember, or affiliate thereof.

Transactions with Related Parties

For purposes of these financial statements, we define related parties as those members and former members and their affiliates with capital stock outstanding in excess of 10% of our total outstanding capital stock and MRCS. We also consider entities where a member or an affiliate of a member has an officer or director who is a director on the Board of the Seattle Bank to meet the definition of a related party. Transactions with such members are entered into in the normal course of business and are subject to the same eligibility and credit criteria and the same terms and conditions as other similar transactions, and we do not believe that they involve more than the normal risk of collectability. The Board has imposed certain restrictions on the repurchase of capital stock held by members who have officers or directors on our Board.

The following tables set forth significant outstanding balances as of March 31, 2015 and December 31, 2014, and the income effect for the three months ended March 31, 2015 and 2014, resulting from related party transactions.

Balances with Related Parties	As of March 31, 2015	As of December 31, 2014
(in thousands)
Assets:
AFS securities	$—	$467,562
HTM securities	—	102,563
Advances (par value)	2,216,499	3,427,971
Mortgage loans held for portfolio	479,860	502,407
Liabilities and capital:
Deposits	8,917	7,281
MRCS	1,037,735	1,103,755
Class B capital stock	135,185	84,902
Class A capital stock	1,136	1,129
AOCI	—	21,252
Other:
Notional amount of derivatives	6,205,251	7,204,203

	For the Three Months Ended March 31,
Income (Loss) with Related Parties	2015	2014
(in thousands)
Advances, net *	$(1,182)	$(3,905)
Federal funds sold	—	39
AFS securities	3,037	3,076
HTM securities	204	401
Mortgage loans held for portfolio	6,532	8,004
MRCS	(291)	(346)
Total	$8,300	$7,269

*	Includes prepayment fee income and the effect of associated derivatives with related parties or their affiliates hedging advances with both related parties and non-related parties.
Transactions with Other FHLBanks

From time to time, the Seattle Bank may lend to or borrow from other FHLBanks on a short-term uncollateralized basis. We made $30.0 million in loans with maturities of one day to other FHLBanks during the three months ended March 31, 2015. We had no transactions with other FHLBanks during the three months ended March 31, 2014.

In September 2013, we began offering the MPF Xtra product to our members. The MPF Xtra product is offered under the Mortgage Partnership Finance® (“MPF”®) program offered by the FHLBank of Chicago. (“Mortgage Partnership Finance,” “MPF,” and "MPF Xtra" are registered trademarks of the FHLBank of Chicago.) Through a purchase price adjustment, the FHLBank of Chicago receives a transaction fee for its administrative activities for the loans sold to Fannie Mae, and we receive a nominal fee from the FHLBank of Chicago for facilitating the sale of loans by Seattle Bank PFIs through the MPF Xtra product. During the three months ended March 31, 2015, Seattle Bank PFIs delivered $23.2 million of mortgage loans to the FHLBank of Chicago compared to $1.9 million of mortgage loans delivered during the first quarter of 2014. The fees received by the FHLBank of Chicago and the fees we earned on the mortgage loans sold through the MPF Xtra product were not material for the three months ended March 31, 2015 or 2014.

As of March 31, 2015 and December 31, 2014, we had $248,000 and $140,000 on deposit with the FHLBank of Chicago for shared FHLBank System expenses and MPF Xtra program fees.

We may, from time to time, transfer to or assume from another FHLBank the outstanding primary liability of another FHLBank rather than have new debt issued on our behalf by the Office of Finance. For information on debt transfers to or from other FHLBanks, see Note 10.

On September 25, 2014, we entered into the Merger Agreement with the Des Moines Bank. For information on the Merger Agreement, see Note 1.

Note 14—Commitments and Contingencies

The following table summarizes the notional amount of our commitments outstanding that are not recorded on our statements of condition as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015			As of December 31, 2014
	Expire Within One Year	Expire After One Year	Total	Total
(in thousands)
Standby letters of credit outstanding (1)	$382,568	$3,163	$385,731	$428,516
Commitments to fund additional advances	5,000	—	5,000	5,000
Unsettled consolidated obligation bonds, at par (2)	30,000	—	30,000	15,000
Unsettled consolidated obligation discount notes, at par	—	—	—	257,861
Total	$417,568	$3,163	$420,731	$706,377

(1)	Excludes unconditional commitments to issue standby letters of credit of $6.0 million as of March 31, 2015 and December 31, 2014.

(2)	As of March 31, 2015 and December 31, 2014, all of our unsettled consolidated obligation bonds were hedged with associated interest rate swaps.

Commitments to Extend Credit

Standby letters of credit are executed for members for a fee. A standby letter of credit is a financing arrangement between the Seattle Bank and a member. If we are required to make payment for a beneficiary's draw, the payment amount is converted into a collateralized advance to the member. As of March 31, 2015, the original terms of our outstanding standby letters of credit, including related commitments, ranged from 90 days to 7 years, including a final expiration in 2017.

Unearned fees for standby letter of credit-related transactions are recorded in other liabilities and totaled $120,000 and $153,000 as of March 31, 2015 and December 31, 2014. We monitor the creditworthiness of our standby letters of credit based on an evaluation of our members and have established parameters for the measurement, review, classification, and monitoring of credit risk related to these standby letters of credit. Based on our analyses and collateral requirements, we did not consider it necessary to record an allowance for credit losses on these commitments.

In addition, we enter into commitments that legally bind us to fund additional advances. These commitments generally are for periods of up to 12 months.

Legal Proceedings

The Seattle Bank is currently involved in a number of legal proceedings against various entities relating to our purchases and subsequent impairment of certain PLMBS. After consultations with legal counsel, other than as may result from the legal proceedings referenced in the preceding sentence, we do not believe that the ultimate resolutions of any current matters will have a material impact on our financial condition, results of operations, or cash flows.

Further discussion of other commitments and contingencies is provided in Notes 6, 9, 10, 11, and 12.